News Release

Jagged Peak Energy Inc. Announces Fourth Quarter and Full-Year 2016
Financial and Operating Results, Year-End 2016 Proved Reserves and 2017 Guidance

DENVER, Colorado, March 23, 2017 – Jagged Peak Energy Inc. (NYSE: JAG) ("Jagged Peak" or the "Company") today announced financial and operating results for the fourth quarter and full-year ended December 31, 2016, year-end 2016 proved reserves and 2017 guidance. The financial and operating results discussed in this news release report the results for Jagged Peak Energy LLC (the “Predecessor”) which became a wholly owned subsidiary of Jagged Peak Energy Inc. as the result of transactions associated with the Company’s initial public offering (“IPO”) on January 27, 2017.

Fourth Quarter and Full-Year 2016 Highlights

•	Fourth quarter 2016 production volumes were 6,438 Boe/d (83% oil), an increase of 89% compared to fourth quarter 2015

•	2016 production volumes were 5,613 Boe/d (83% oil), an increase of 134% year-over-year

•	11 gross horizontal wells completed and put on-line in 2016, with an average lateral length of 9,055’

•
Fourth quarter 2016 average realized sales prices, including settlement of realized oil hedges, were $44.17 per barrel of oil, $2.69 per Mcf of natural gas and $19.68 per barrel of natural gas liquids. The total oil equivalent price for the fourth quarter 2016 was $39.74 per Boe compared to the third quarter 2016 total equivalent price of $36.79 per Boe and the fourth quarter 2015 total equivalent price of $40.41 per Boe

•	Fourth quarter 2016 lease operating expense (“LOE”) of $3.80 per Boe was 3% less than third quarter 2016, and full year 2016 LOE was $3.65 per Boe

•	Proved reserves of 37.7 MMBoe at December 31, 2016 represent a 190% increase from December 31, 2015 and proved developed reserves of 14.5 MMBoe represent a 146% increase over the prior year

•	Capital expenditures for oil and gas activities were $83.7 million in the fourth quarter and $215.1 million for the full year

•
Total leasehold position increased to approximately 66,393 net acres as of December 31, 2016, with approximately 1,300 future well locations identified in the 3rd Bone Spring, Wolfcamp A and Wolfcamp B formations

Commenting on the fourth quarter and full-year results, Joe Jaggers, Chairman, Chief Executive Officer and President of Jagged Peak said, "Jagged Peak completed a transformational year during which we continued to increase our high-quality contiguous acreage position in the high oil content area of the Southern Delaware Basin, initiated a continuous multi-rig development drilling program and continued to optimize drilling and completion techniques. We have achieved continuous improvements in estimated ultimate recoveries (EURs) and drilling and completion costs and we are achieving consistent well results across our acreage position. These positive results are evidenced by our ability to reduce our depletion, depreciation and amortization expense rate by 24% to $19.67 per Boe for 2016. We continue to be a low-cost leader in the industry as evidenced by our peer leading LOE per Boe. As a part of our continued focus to reduce costs and drive long-term efficiencies, we expanded our extensive water infrastructure system which provides a low cost, dependable source of water and the ability to internally dispose of produced water.”

2017 Guidance Highlights

•	Average daily production of 17,000 to 19,000 Boe/d for 2017, an increase of 203% to 238% compared to 2016

•	2017 exit rate (fourth quarter 2017) of 26,000 to 28,000 Boe/d, an increase of 304% to 335% compared to fourth quarter 2016

•
Capital expenditures for oil and gas activities of $555 to $605 million including $510 to $550 million for drilling and completion expenditures, $15 to $20 million for the construction of water infrastructure assets and $30 to $35 million estimated for leasehold additions

Regarding Jagged Peak’s plan going forward, Mr. Jaggers continued, "With financing from our recently completed IPO, we are well positioned to realize the value of our acreage position as we ramp up production for years to come. We continually focus our efforts on well improvements while reducing both development and operating costs and we have an on-going effort to evaluate additional potential from our assets through well down-spacing, pad drilling and delineating prospective formations that are above and below our current target zones. In addition to optimizing the development of our current leasehold position, we continue to find opportunities to grow our acreage position and, since the end of 2016, we have added 2,023 net core acres bringing our aggregate acreage to 68,416 net acres. Needless to say, we are excited to have the operating, financial and asset resources to grow the Company to be an industry leader in the Southern Delaware Basin."

Operating Update
Throughout the fourth quarter of 2016, the Company operated its drilling activity with three rigs. The Company drilled five gross horizontal wells and completed five gross horizontal wells. These completions consisted of wells completed in the lower Wolfcamp A formation and one well drilled and completed in the lower Wolfcamp B formation. In January and March 2017, respectively, the Company added a fourth and fifth operated rig and expects to operate a five to six-rig drilling program during the remainder of 2017.
The Company recently contracted to operate two to four fracturing fleets as needed to complete wells in a timely manner following conclusion of drilling operations. In addition, the Company has a water infrastructure system in place that is capable of supplying fresh water and disposing of produced water as needed to support its anticipated development program.
The Company continues to reduce drilling times reflecting the increased efficiency of its development program. During the fourth quarter, average drilling times were 29 days per well from spud to rig release compared to 40 days per well for the first nine months of the year.
Notable recent individual well results and production activity include the following:

•
In November 2016, the Company began production of its first well drilled in the lower Wolfcamp B formation, the State Eiland 9-33-1H well (completed lateral length 10,273’) which produced 125 MBoe (81% oil) in the first 120 days and continues to produce approximately 1,300 Boe per day after 130 days of production. The Company has drilled a second Wolfcamp B well and is currently drilling its third Wolfcamp B well. These wells will be completed in the second quarter;

•
In the fourth quarter, the Company began production of the SNL A3427-142-1H well (completed lateral length 7,676’), the Company’s most recent completion in its Big Tex area. The well has now been on production for 140 days and continues to produce 607 Boe per day (87% oil), currently above the type curve for that area;

•
The Company completed and began flowback of the Whiskey River 98-34-1H and Pyote Flats 98-34-2H wells (completed lateral lengths 5,164’ and 9,646’, respectively) which are 660-foot downspacing test wells in its Whiskey River area. Both wells are in the early stages of flowback and produced a peak combined rate of approximately 2,150 Boe per day (81% oil) on March 10, 2017. Based on the success of 660-foot well spacing, the Company would add approximately 400 gross well locations to the current inventory of approximately 1,300 gross well locations based on 880-foot well spacing; and

•
The Company began production of the State Skinwalker 2-8-1H and Chupacabra 1213-7-1H wells (completed lateral lengths 8,101’ and 10,369’, respectively), the Company’s easternmost wells drilled to date in its Whiskey River area. These wells began flowback operations on February 1, 2017 and March 5, 2017, respectively, and were producing over 3,000 Boe per day (84% oil) on a combined basis as of March 20, 2017.

Since January 1, 2017, the Company has ramped up oil production with five wells coming on line in 2017. The Company is currently producing from 25 wells drilled and completed by the Company, up from 20 wells at the end of 2016. For the last seven days of 2016, the Company’s net operated oil production from all wells was approximately 6,470 barrels per day. For the seven days ended March 15, 2017, the Company’s estimated net operated oil production was approximately 10,510 barrels per day. On March 19, 2017, the Company began producing two additional operated wells in its Whiskey River area.

Financial Results
On January 27, 2017, Jagged Peak completed its IPO selling 31.6 million shares of common stock which included 28.3 million shares sold by the Company and 3.3 million shares sold by certain selling stockholders. Gross proceeds of the IPO to the Company were $425.0 million which resulted in net proceeds of $397.4 million after deducting offering expenses and underwriting discounts and commissions. The net proceeds were applied to repay the then outstanding balance on the Predecessor’s credit facility of $142.0 million, and the remaining net proceeds will be used to fund a portion of the Company’s 2017 capital expenditure program and for other general corporate purposes.
Also in connection with the Company’s IPO in January 2017, the Company, as parent guarantor, and the Predecessor, as borrower, amended and restated the Predecessor’s credit facility. The amended and restated credit facility matures in February 2022 and has a borrowing base of $180.0 million which is presently undrawn.
For the fourth quarter of 2016, the Company reported a net loss of $2.0 million, or $(0.01) per pro forma share. Net loss for the fourth quarter of 2015 was $6.8 million, or $(0.03) per pro forma share. Adjusted EBITDAX (non-GAAP) for the fourth quarter of 2016 was $16.0 million. For 2016, the Company reported a net loss of $9.8 million, or $(0.05) per pro forma share, and Adjusted EBITDAX of $49.0 million. All per share numbers are based on 212.9 million shares that were outstanding immediately following the Company’s IPO.
For the fourth quarter of 2016, the Company reported Adjusted net income (non-GAAP) of $3.9 million. Adjusted net income eliminates certain non-cash and non-recurring items such as non-cash gains or losses on derivatives and impairment expense, further adjusted for the associated changes in estimated income tax. For 2016, the Company reported Adjusted net income of $4.7 million.
Adjusted EBITDAX and Adjusted net income are non-GAAP measures. Please reference the reconciliations to the most directly comparable GAAP measures at the end of this release.

Proved Reserves
Proved oil and gas reserves at December 31, 2016 were estimated at 37.7 MMBoe, an increase of 190% from 13.0 MMBoe at December 31, 2015. The composition of the reserves at the end of 2016 were 81% oil, 11% NGL and 8% natural gas. Proved developed reserves increased 146% to 14.5 MMBoe as of December 31, 2016, 38% of total proved reserves.
Jagged Peak’s proved reserve estimates as of December 31, 2016 and 2015 were prepared by Ryder Scott Company, L.P. In accordance with the applicable rules of the Securities and Exchange Commission, the reference prices used to determine the reserve quantities and future cash flows were $42.75 per barrel for oil, $2.49 per MMBtu for gas and $42.75 per barrel of natural gas liquids. After considering the applicable differentials, the realized prices were $39.33 per barrel of oil, $2.22 per Mcf of natural gas and $15.48 per barrel of natural gas liquids.
The increase in proved reserves during 2016 is primarily related to increased drilling activity. During 2016, the Company drilled and completed 11 gross (10.9 net) locations, drilled and were awaiting completion on, or were in the process of drilling, 10 gross (9.9 net) wells and added 25 proved undeveloped locations. This activity added approximately 25.2 MMBoe of proved reserves. In addition, the Company added 1.1 MMBoe for revisions of previous reserve estimates as a result of improved well performance.

	Oil (MBbls)	Gas (MMcf)	Liquids (MBbls)	Total (MBoe)
Proved reserves as of December 31, 2015	10,493	6,157	1,491	13,011
Acquisitions of reserves	340	430	54	466
Extensions and discoveries	20,314	13,663	2,653	25,244
Revisions of previous estimates	1,035	353	56	1,149
Sales of reserves	(75)	(132)	(24)	(121)
Production	(1,701)	(952)	(194)	(2,054)
Proved reserves as of December 31, 2016	30,406	19,519	4,036	37,695
Proved developed reserves as of December 31, 2016	11,916	6,566	1,491	14,501

Capital Expenditures
Capital expenditures for oil and gas activities were $215.1 million in 2016 and included drilling and completing 11 gross (10.9 net) wells and 10 gross (9.9 net) wells that were in various stages of being drilled or completed at the end of the year. Capital expenditures included $144.7 million for development costs, $13.7 million for infrastructure costs, $7.5 million for proved properties, $47.6 million for leasehold costs and $1.7 million for exploration costs. Capital expenditures for oil and gas activities in the fourth quarter of 2016 were $83.7 million and included drilling and completing 5 gross (5.0 net) wells along with the 10 gross (9.9 net) wells in progress at the end of the year. Capital expenditures for the quarter included $62.0 million for development costs, $6.4 million for infrastructure costs and $15.3 million for leasehold costs.

	Three months ended December 31, 2016	Year ended December 31, 2016

	(in thousands)
Capital Expenditures for Oil and Gas Activities
Acquisition costs:
Proved property	$—	$7,482
Unproved property	15,306	47,618
Development costs	61,986	144,636
Infrastructure costs	6,401	13,713
Exploration costs	10	1,673
Total oil and gas capital expenditures	$83,703	$215,122

2017 Operating Guidance
Jagged Peak’s 2017 guidance is based on developing its acreage position generally on a five to six-rig program for 2017. The Company began the year operating three drilling rigs, is currently operating five rigs and may add a sixth rig as needed during the year. Drilling and completion activities will be primarily focused on continued development of the Wolfcamp A formation along with development of the Wolfcamp B formation and at least one well in the 2nd Bone Spring formation. The Company expects to drill 54 to 58 operated wells with an average approximate 94% working interest and participate in 11 to 15 non-operated wells with an average approximate 40% working interest. Jagged Peak expects the operated wells will be approximately 45 wells in its Whiskey River and Cochise areas and approximately 11 wells in its Big Tex area. The Company expects to operate from two to four fracturing fleets throughout the year depending on well completion requirements.
The Company is providing the following guidance for its full-year 2017 activities.

•	Capital expenditures of approximately $555 to $605 million

▪	Approximately $510 to $550 million budgeted for drilling and completion costs

▪	Approximately $15 to $20 million budgeted for water infrastructure construction costs, excluding any potential additions for surface acreage

▪
$30 to $35 million is budgeted for leasehold additions, which includes $24.0 million spent through March 21 to acquire 2,023 net undeveloped acres. The ultimate amount to be spent on leasehold additions in 2017 will be determined based on the Company’s ability to add to its acreage position

•	Production of 17,000 to 19,000 Boe/d an increase of 221% at the midpoint from 2016 production levels

▪	50 to 55 gross operated horizontal completions with an approximate average lateral length of 7,800’ and an approximate average working interest of 94%

▪	Production will be weighted to the second half of 2017 as we realize the full benefit of the increased drilling program

•	LOE of $3.00 to $3.75 per Boe

•	Production and ad valorem taxes at 6.5% to 7.5% of unhedged production revenue

•	General and administrative expense, excluding non-cash stock based compensation, of $28.0 to $30.0 million
The Company expects first quarter 2017 production to average 9,100 Boe/d to 9,300 Boe/d.

Commodity Hedges
The Company hedges its oil production to reduce cash flow volatility and to support funding of its capital expenditure program. For 2017, 6,379 barrels per day of oil are hedged at an average WTI price of $51.34 per barrel, which is 43% of the mid-point of the Company’s anticipated oil production for the year. For 2018, 5,920 barrels per day of oil are hedged at an average WTI price of $53.91 per barrel. In addition, for 2018 the Company has hedges in place for 365,000 barrels of oil to hedge the price differential between the Cushing and Midland oil prices at $(1.39) per barrel.
As of March 17, 2017, the Company had the following commodity hedges in place for future production:

Production Period	Volumes	Weighted Average Price
	(Bbls)	($/Bbl)
Oil Swaps:
First quarter 2017	398,175	$49.04
Second quarter 2017	496,675	$50.69
Third quarter 2017	698,450	$52.00
Fourth quarter 2017	735,200	$52.38
Full year 2017	2,328,500	$51.34
Full year 2018	2,160,850	$53.91
Full year 2019	365,000	$55.55
Oil Basis Swaps:
Full year 2018	365,000	$(1.39)

Conference Call
Jagged Peak will host a conference call and webcast to discuss its fourth quarter and full-year 2016 financial and operating results on Friday, March 24, 2017 at 9:00 am MDT (11:00 am EDT). The call will be webcast and accessible via the Company’s website at www.jaggedpeakenergy.com. To join the live, interactive call, please dial 1-855-327-6837 ten minutes before the schedule start time (international callers, dial 1-631-891-4304). A telephonic replay will be available from 12:00 noon MDT (2:00 pm EDT) on Friday, March 24, 2017 through Friday, March 31, 2017 at 10:00 pm MDT (12:00 midnight). To access the replay, dial 1-844-512-2921 (international callers dial, 1-412-317-6671) and enter confirmation code 10002570. A live broadcast of the earnings conference call will also be available via the Company’s website at www.jaggedpeakenergy.com under the "Investor Relations" section of the site. A replay will also be available on the website following the call. The presentation material for this conference call will also be available on the Company’s website.

Upcoming Investor Events
Chairman, President and Chief Executive Officer, Joe Jaggers and other members of the management team will be participating at the 2017 Scotia Howard Weil Energy Conference on March 28, 2017. The presentation used for this event will be available on the Company’s website at www.jaggedpeakenergy.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Jagged Peak assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management's current beliefs, based on currently available information, as to the outcome and timing of future events. Forward-looking statements in this release include, among other things, guidance estimates; expected capital expenditures; drilling, completion and development expectations; use of IPO proceeds; ability of Jagged Peak’s water infrastructure system to support operations; ability to realize value of Jagged Peak’s acreage position; ability to improve well results, increase cash flow and reduce costs; and the impact and execution of the Company’s hedging strategies. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Jagged Peak. General risk factors include the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and NGL prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company’s commodity price risk management strategy; impact of environmental events, governmental and other third-party responses to such events and Jagged Peak’s ability to adequately insure against such events; and other such matters discussed in the “Risk Factors” section of Jagged Peak’s 2016 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company’s other periodic reports filed with the Securities and Exchange Commission, which can be obtained free of charge on the Securities and Exchange Commission's web site at http://www.sec.gov. The forward-looking statements contained in this release speak as of the date of this announcement. Although Jagged Peak may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by applicable securities laws.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDAX
Adjusted EBITDAX is a non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income (loss) before interest expense, net of capitalized interest, depletion, depreciation, amortization and accretion expense, impairment of oil and natural gas properties, exploration expenses, stock-based compensation expense, income taxes and net gains or losses on derivatives less net cash from derivative settlements. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets and exploration expenses, none of which are components of Adjusted EBITDAX. Our computation of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
Management believes Adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results or our operations from period to period and against our peers without regard to financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book value of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance.
Adjusted Net Income
Adjusted net income is a performance measure used by management to evaluate financial performance, prior to non-cash gains or losses on derivatives, impairment expense, gain or loss on the sale of property, certain one-time items and the associated changes in estimated income tax. Management believes Adjusted net income is useful because it may enhance investors’ ability to assess historical and future financial performance. Adjusted net income should not be considered an alternative to net income, operating income, or any other measure of financial performance presented in accordance with GAAP or as an indicator of our operating performance.

About Jagged Peak Energy Inc.
Jagged Peak Energy Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and associated liquids-rich natural gas reserves in the Southern Delaware Basin, a sub-basin of the Permian Basin of West Texas.

Contacts
Robert W. Howard
Executive Vice President, Chief Financial Officer
720-215-3660
bhoward@jaggedpeakenergy.com

Ian T. Piper
Vice President, Finance and Corporate Planning
720-215-3661
ipiper@jaggedpeakenergy.com

Jagged Peak Energy LLC
Selected Operating Highlights
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Production Data:
Oil (MBbls)	492	259	1,702	718
Natural gas (MMcf)	283	134	953	404
NGLs (MBbls)	53	32	194	89
Combined volumes (MBoe)	592	313	2,054	874
Daily combined volumes (Boe/d)	6,438	3,399	5,613	2,395

Average Sales Prices (before the effects of realized hedges):
Oil (per Bbl)	$ 46.47	$ 39.01	$ 41.18	$ 43.92
Natural gas (per Mcf)	2.70	1.93	2.32	2.35
NGLs (per Bbl)	19.68	15.21	15.81	14.93
Combined (per Boe)	41.65	34.63	36.68	38.67

Average Sales Prices (after the effects of realized hedges):
Oil (per Bbl)	$ 44.17	$ 46.00	$ 39.84	$ 52.18
Natural gas (per Mcf)	2.69	1.93	2.32	2.35
NGLs (per Bbl)	19.68	15.21	15.81	14.93
Combined (per Boe)	39.74	40.41	35.57	45.45

Average Operating Costs (per Boe):
Lease operating expenses	$ 3.80	$ 2.58	$ 3.65	$ 3.62
Gathering, transportation and processing expense	0.65	0.23	0.51	0.20
Production and ad valorem tax expenses	1.98	2.10	2.12	2.57
Depreciation, depletion, amortization and accretion expense	18.55	26.21	19.67	25.94
General and administrative expense	6.44	4.93	5.69	8.52

Jagged Peak Energy LLC
Consolidated Condensed Balance Sheets
(Unaudited)

	As of December 31,
	2016	2015

	(in thousands)
Assets:
Cash and cash equivalents	$11,727	$14,165
Other current assets	13,739	8,509
Property and equipment, net	476,593	304,389
Other noncurrent assets	16,333	669
Total assets	$518,392	$327,732

Liabilities and Stockholders' Equity:
Current liabilities	$56,421	$22,623
Long-term debt	132,000	20,000
Other long-term liabilities	3,859	779
Members' equity	326,112	284,330
Total liabilities and members' equity	$518,392	$327,732

Jagged Peak Energy LLC
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

	(in thousands, except per share amounts)
Revenues
Oil, natural gas and NGL sales	$24,671	$10,828	$75,359	$33,811
Other operating revenues	206	30	1,163	40
Total revenues	24,877	10,858	76,522	33,851
Operating Expenses
Lease operating expenses	2,251	808	7,505	3,165
Gathering and transportation expenses	384	73	1,046	171
Production and ad valorem taxes	1,172	656	4,345	2,244
Depletion, depreciation, amortization and accretion	10,987	8,197	40,417	22,685
Impairment and dry hole costs	55	6,482	1,564	6,489
Other operating expenses	92	4	1,941	261
General and administrative	3,812	1,540	11,690	7,446
Total operating expenses	18,753	17,760	68,508	42,461
Income (Loss) from Operations	6,124	(6,902)	8,014	(8,610)
Other Income and Expense
Gain (loss) on commodity derivatives	(6,937)	237	(15,145)	1,323
Interest expense and other	(1,158)	(120)	(2,629)	(197)
Total other income	(8,095)	117	(17,774)	1,126
Net Income (Loss)	$(1,971)	$(6,785)	$(9,760)	$(7,484)

Net Income (Loss) per Pro Forma Common Share	$(0.01)	$(0.03)	$(0.05)	$(0.04)

Pro Forma Common Shares	212,938	212,938	212,938	212,938

Jagged Peak Energy LLC
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

	(in thousands)
Cash Flows from Operating Activities
Net income (loss)	$(1,971)	$(6,785)	$(9,760)	$(7,484)
Adjustments to reconcile to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion expense	10,987	8,197	40,417	22,685
Management incentive unit advance	—	—	(14,712)	—
Impairment of oil and natural gas properties and dry hole costs	55	6,482	1,564	6,489
Amortization of debt issuance costs	96	31	260	61
(Gain) Loss on commodity derivatives	6,937	(237)	15,145	(1,323)
Net cash receipts (payments) on settled derivatives	(1,133)	1,808	(2,292)	5,935
Other	(40)	(39)	(160)	(155)
Change in operating assets and liabilities:
Accounts receivable and other current assets	(2,043)	(2,064)	(2,588)	(5,997)
Other assets	—	(5)	11	17
Accounts payable and accrued liabilities	2,320	1,079	4,198	144
Net cash provided by operating activities	15,208	8,467	32,083	20,372
Cash Flows from Investing Activities
Leasehold and acquisitions costs	(15,337)	(5,360)	(54,681)	(13,716)
Development of oil and natural gas properties	(54,709)	(24,545)	(139,571)	(96,743)
Other capital expenditures	(138)	(9)	(1,969)	(213)
Proceeds from sale of oil and natural gas properties	796	—	796	440
Net cash used in investing activities	(69,388)	(29,914)	(195,425)	(110,232)
Cash Flows from Financing Activities
Proceeds from common units	20,000	13,000	51,542	51,000
Proceeds from senior secured revolving credit facility	42,000	10,000	112,000	20,000
Debt issuance costs	(190)	(51)	(1,220)	(603)
Deferred offering costs	(1,323)	—	(1,418)	—
Net cash provided by financing activities	60,487	22,949	160,904	70,397
Net Change in Cash and Cash Equivalents	6,307	1,502	(2,438)	(19,463)
Cash and Cash Equivalents, Beginning of Period	5,420	12,663	14,165	33,628
Cash and Cash Equivalents, End of Period	$11,727	$14,165	$11,727	$14,165

Jagged Peak Energy LLC
Reconciliation of Adjusted Net Income and Adjusted EBITDAX
(Unaudited)

The following tables provide reconciliations of the GAAP financial measure of Net Income (Loss) to the non-GAAP financial measures of Adjusted Net Income (Loss) and Adjusted EBITDAX. A description of the reconciliations is included in the section titled "Reconciliation of Non-GAAP Financial Measures."

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

	(in thousands)
Adjusted Net Income (Loss)
Net Income (Loss)	$(1,971)	$(6,785)	$(9,760)	$(7,484)
Adjustments to reconcile to Adjusted Net Income
Impairment of oil and natural gas properties and dry hole costs	55	6,482	1,564	6,489
(Gain) loss on commodity derivatives, net, less net cash from derivative settlements	5,804	1,571	12,853	4,612
Income tax benefit (expense) for the above items	—	—	—	—
Adjusted Net Income	$3,888	$1,268	$4,657	$3,617

Adjusted EBITDAX
Net Income (Loss)	$(1,971)	$(6,785)	$(9,760)	$(7,484)
Adjustments to reconcile to Adjusted EBITDAX
Interest expense, net of capitalized	1,158	120	2,629	197
Income tax expense (benefit)	—	—	—	—
Depletion, depreciation, amortization and accretion	10,987	8,197	40,417	22,685
Impairment of oil and natural gas properties and dry hole costs	55	6,482	1,564	6,489
Exploration expenses	10	4	1,292	11
Stock-based compensation expense	—	—	—	—
(Gain) loss on commodity derivatives, net, less net cash from derivative settlements	5,804	1,571	12,853	4,612
Adjusted EBITDAX	$16,043	$9,589	$48,995	$26,510